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EXHIBIT 12.1

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                                                                       Ratio of Earnings to Fixed Charges
                                            ----------------------------------------------------------------------------------------
                                               Six Months Ended
                                                    June 30,                         Fiscal Year Ended December 31,
                                            -----------------------   --------------------------------------------------------------
                                               2002         2003         1998        1999         2000         2001         2002
                                            ----------   ----------   ----------   ---------   ----------   ----------   -----------

Net income (loss) before income taxes       $    (509)     (12,310)     (19,953)       6,926    (107,155)     (78,821)     (32,381)

Total fixed charges                             1,891        1,892        2,601        3,992       3,923        3,817        3,769
                                            ---------    ---------    ---------    ---------   ---------    ---------    ---------
Total income (loss) before income taxes
      and fixed charges                     $   1,382    $ (10,418)   $ (17,352)   $  10,918   $(103,232)   $ (75,004)   $ (28,612)
                                            =========    =========    =========    =========   =========    =========    =========


Fixed Charges


Interest expense                            $      --           26           65           90          62           --           --

Assumed interest attributable to rentals        1,891        1,866        2,536        3,902       3,861        3,817        3,769
                                            ---------    ---------    ---------    ---------   ---------    ---------    ---------
Total fixed charges                         $   1,891        1,892        2,601        3,992       3,923        3,817        3,769
                                            =========    =========    =========    =========   =========    =========    =========


Earnings available to cover fixed charges         N/A          N/A          N/A        6,926         N/A          N/A          N/A

Ratio of earnings to fixed charges(1)             N/A          N/A          N/A         1.73         N/A          N/A          N/A

Deficiency of earnings
   available to cover fixed charges(2)      $    (509)     (12,310)     (19,953)         N/A    (107,155)     (78,821)     (32,381)

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(1) Ratio of earnings to fixed charges means the ratio of net income (before fixed charges and income taxes) to fixed charges, where fixed charges are the aggregate of interest expense, the portion of interest expense under operating leases deemed by us to be representative of the interest factor and amortization of debt issuance costs.

(2) Due to net losses incurred in the six months ended June 30, 2002 and 2003 and the years ended December 31, 1998, 2000, 2001 and 2002, the ratio of earnings to fixed charges in those periods was less than 1:1. We would have had to generate additional earnings in the amounts indicated in the table to have achieved a ratio of 1:1.